Exhibit 3.164

BYLAWS

OF

LITTLE ROCK - SC, Inc.

1. The annual meeting of stockholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of Arkansas, fixed by the Board of Directors.

2. Special meetings of the stockholders may be held at any place within or outside the State of Arkansas upon call of the Board of Directors, the Chairman of the Board of Directors, if any, the President, or the holders of not less than one-tenth of the issued and outstanding shares of capital stock entitled to vote.

3. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

4. The business of the Corporation shall be managed by a Board of Directors consisting of such number of directors as may be fixed by action of the Board of Directors or stockholders; provided, however, that the number of directors shall not be less than three, unless the Corporation has less than three shareholders, in which case the number of directors shall be at least equal to the number of shareholders. The number of directors may be increased or decreased by action of the Board of Directors or stockholders, provided that any such action by the Board of Directors shall require the vote of a majority of the number of directors which the Corporation would have if there were no vacancies in the Board of Directors. Vacancies in the Board of Directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum except that when removed by the stockholders the vacancy may be filled by a stockholder. Directors may be removed for or without cause by the stockholders as provided in Section 64-304 of the Arkansas Business Corporation Act.

5. Regular meetings of the Board of Directors shall be held without notice (a) at the location of the annual meeting of stockholders immediately after that meeting in each year and (b) at such other times and at such places, within or outside the State of Arkansas, as shall be fixed by the Board of Directors. Special meetings of the Board of Directors may be held at any place within or outside the State of Arkansas upon call of the Chairman of the Board of Directors, if any, the President, or a majority of the directors then in office, which call shall set forth the time and place of meeting. Written, oral, or any other mode of notice of the time and place of meeting shall be given for special meetings in sufficient time, which need not in any event exceed 24 hours, for the convenient assembly of the directors. Two directors then in office unless there is only one shareholder, but in no event less than a majority of directors the Corporation would have if there were no vacancies in the Board of Directors, shall constitute a quorum, and the vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors. Any action which can be taken by the Board of Directors at a regular or special meeting may be taken by unanimous written consent of the Board of Directors. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors.

6. The Board of Directors shall elect a President, a Vice President, a Secretary, a Treasurer and such other officers as it may deem appropriate. Persons may hold more than one office except that no person may serve as both President and Secretary unless there is only one shareholder. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the Board of Directors.

7. By resolution adopted by a majority of the number of directors the Corporation would have if there were no vacancies in the Board of Directors, the directors may designate from among their number two or more directors to constitute an Executive Committee and other committees, each of which, to the extent permitted by law, shall have the authority granted it by the Board of Directors.

8. The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by action of the Board of Directors or of the stockholders, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders.

LITTLE ROCK - SC, INC.

CORPORATE RECORD

of

Shares Issued

Certificate No.	Issued to	Date of Issuance	No. of Shares	Consideration
1	Surgical Care Affiliates, Inc.	October 1, 1984	1,000	$1,000

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